CENTRE AMERICAN SELECT EQUITY FUND

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made as of the 21st day of March 2023, by and between CENTRE FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series the Centre American Select Equity Fund (the “Fund”), and CENTRE ASSET MANAGEMENT, LLC (the “Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”).

1.        APPOINTMENT. The Trust hereby appoints Adviser as investment adviser of the Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.        MANAGEMENT SERVICES.

(a)       The Adviser undertakes to act as investment adviser of the Fund and shall, subject to the supervision of the Board of Trustees of the Trust (the “Board” or the “Trustees”), render investment advice and related services with respect to the assets of the Fund in accordance with the investment objectives, policies and limitations of the Fund, as provided in its prospectus or statement of additional information and any supplements thereto (collectively, the “Prospectus”) or other governing instruments, as may be amended from time to time, the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), applicable provisions of the Internal Revenue Code of 1986, as amended, and such other limitations as the Fund may impose upon written notice to the Adviser.

(b)       The Adviser is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, lend and otherwise trade in any securities and investment instruments on behalf of the Fund in accordance with this Agreement. The investment policies and investment actions of the Fund are, and shall at all times be, subject to the control and direction of the Board.

(c)       The Adviser shall provide the office space, personnel and equipment reasonably necessary for the operation of the Fund. The Adviser shall pay with respect to the Fund the salaries and fees of all (i) officers of the Trust; (ii) Trustees of the Trust who are “interested persons” of the Trust or of the Adviser (“Interested Trustees”); and (iii) personnel of the Trust or the Adviser performing services relating to research, statistical and investment activities.

(d)       Without limiting the generality of the foregoing, the Adviser shall:

(i)        furnish the Fund with advice and recommendations with respect to the investment of Fund assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (e.g., placing orders);

(ii)       manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board;

(iii)       vote proxies for the Fund;

(iv)      file (or arrange for the filing of) ownership reports under Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund;

(v)       maintain the books and records required to be maintained by the Fund, except to the extent that arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund;

(vi)      furnish reports, statements and other data regarding securities, economic conditions and other matters related to the investment of the Fund’s assets that may be reasonably requested by the administrator or distributor of the Fund or the officers of the Trust; and

(vii)      render to the Trustees such periodic and special reports with respect to the Fund’s investment activities as the Trustees may reasonably request.

(e)       The Adviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(f)        The Adviser will maintain records relating to portfolio transactions on behalf of the Fund, and the placing and allocation of brokerage orders, as are required to be maintained by the Trust under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement that are required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.

(g)       The Adviser will oversee the computation of the net asset value and the net income of the Fund as described in the currently effective registration statement of the Trust under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, and any amendments or supplements thereto (“Registration Statement”) or as more frequently requested by the Board. In addition, on each business day, the Adviser will provide the Fund’s custodian and fund accountant with such information relating to all transactions concerning the Fund’s assets as the custodian and fund accountant may reasonably require to provide contracted for services to the Trust and/or the Fund. The Adviser will also assist in any fair valuation of Fund assets by, among other things, using reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Adviser for each asset for which the Fund’s fund accountant cannot obtain prices in the ordinary course of business.

(h)       The Adviser, on its own initiative, will furnish the Board with such information as the Adviser may believe appropriate for keeping the Board informed of important developments affecting the Trust, the Fund and the Adviser. The Adviser will notify the Trust of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Adviser, in each case prior to or promptly after such change. In addition, whenever requested by the Board, the Adviser will report to the Board on developments related to the Trust, the Fund or the Adviser.

3.        PORTFOLIO TRANSACTIONS.

(a)       The Adviser is authorized to select the brokers or dealers (each, a “broker-dealer”) that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the most favorable execution, except as may be prescribed herein.

(b)       In selecting a broker-dealer to execute each particular transaction, the Adviser may take into consideration: (i) the broker-dealer’s financial strength, reputation, execution capabilities and pricing; and (ii) the full range of brokerage services offered by the broker-dealer, including factors such as execution capability, commission rates, and responsiveness. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer, provided that the difference is reasonably justified by other aspects of the portfolio execution services offered. The Adviser may select a broker-dealer that also provides brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) to the Fund and/or the other accounts over which the Adviser or any of its affiliates exercise investment discretion.

(c)       The Adviser is authorized to pay a broker-dealer that provides such brokerage and research services a commission for executing portfolio transactions for the Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting such transactions if the Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and one or more of its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees shall periodically review any commissions paid by the Fund to determine if such commissions, paid over representative periods of time, were reasonable in relation to the services and benefits provided to the Fund. The Adviser will promptly communicate to the officers and Trustees such information relating to transactions for the Fund as may be reasonably requested.

4.        COMPENSATION OF THE ADVISER.

(a)       As compensation for the services to be rendered by the Adviser under this Agreement, the Fund shall pay to the Adviser an investment advisory fee at the annual rate specified in Schedule A, which shall be based upon the Fund’s average daily net assets (the “Advisory Fee”). The Adviser shall receive the Advisory Fee, accrued daily and payable monthly, as soon as practicable after the last day of each month. In the event that this Agreement is terminated at other than a month-end, the Advisory Fee for such month shall be prorated. For the purpose of determining fees payable tot eh Adviser, the value of the Fund’s average daily net assets shall be computes at the times and in the manner specified in the Fund’s Prospectus.

(b)       The Adviser may agree to waive or reduce any portion of the Advisory Fee or reimbursement of expenses due to it pursuant to this Agreement, and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such waiver or reduction made by the Adviser with respect to the Advisory Fee or payment of the Fund’s expenses is subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years provided that the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on the Fund’s expenses at the time the waiver or reimbursement by the Adviser was made. Under the expense limitation agreement, the Adviser may recoup any reimbursement made in any fiscal year of the Fund over the following three fiscal years. Any such reimbursement shall be reported to the Board. Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

5.        EXPENSES. The Fund is responsible for (and has assumed the obligation for) payment of all of its expenses, other than those expenses that may be expressly assumed by the Adviser or are required by law to be borne by the Adviser. Expenses to be borne by the Fund include: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) the Fund’s proportionate share of fees and expenses of the Trustees other than those who are Interested Trustees, except that no officer of the Trust, nor any Trustee who is an interested person of the Trust or the Adviser, will receive salary or fees from the Trust or the Fund; (iv) legal and audit expenses; (v) all fees and expenses of any custodian, shareholder services agent, transfer agent and/or accounting services agent of the Fund; (vi) fees and expenses related to the registration and qualification of the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports, notices and any proxy materials to Fund shareholders; (viii) expenses incidental to holding a meeting of Fund shareholders, including the expenses associated with proxy solicitations; (viii) expenses incidental to holding a meeting of Fund shareholder, including the expenses associated with proxy solicitations; (ix) the Fund’s proportionate share of insurance premiums on property or personnel of the Fund that inure to its benefit, including liability and fidelity bond insurance; (x) the Fund’s proportionate share of any association membership dues or educational program expenses determined appropriate by the Board; (xi) expenses of typesetting and printing, and mailing to existing shareholders, the Prospectus; and (xiii) local market regulatory, exchange and compliance fees, duties and taxes; (xix) charges of independent pricing services; and (xx) except as otherwise provided herein, all other charges and costs of the operation of the Fund and any extraordinary and non-recurring expenses of the Fund.

6.       REPORTS. The Adviser agrees to supply such information to the Fund’s administrator or other authorized service provider, including those specified in Section 2 hereof, and to permit such compliance inspections by the Fund’s administrator or other authorized service provider as shall be reasonably necessary to permit such administrator or other service provider to satisfy its obligations and respond to the reasonable requests of the Board.

7.       STATUS OF THE ADVISER. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.       LIABILITY. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument. The Adviser hereby expressly acknowledges the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of the Fund under the Trust’s Declaration of Trust are separate and distinct from those of any and all other series of the Trust.

Neither party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

9.       SUB-ADVISERS. Subject to the prior approval of the Board, including a majority of the Independent Trustees, shareholder approval, if necessary, and any exemptive relief provided by the SEC under Section 15(a) of, and Rule 18f-2 under, the 1940 Act, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company (each a “sub-adviser”), to the extent permitted by applicable law, certain of the duties enumerated in Section 2 of this Agreement; provided that the Adviser shall continue to supervise and oversee the services provided by such sub-adviser and any such delegation shall not relieve the Adviser of any of its obligations hereunder.

Subject to the provisions of this Agreement, the duties of any sub-adviser, the portion of portfolio assets to be managed by the sub-adviser and the fees to be paid to the sub-adviser by the Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Adviser, subject to the prior approval of a majority of the Independent Trustees.

10.       USE OF NAME. The Trust may use the name “Centre” or any variant thereof in connection with the name of the Trust or the Fund, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as this Agreement shall no longer be in effect, the Trust shall cease to use such a name or any other similar name. In no event shall the Trust use the name “Centre” or any variant thereof if the Adviser’s functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated. In the event that this Agreement shall no longer be in effect or the Adviser’s functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated, the Trust shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

11.       PERMISSIBLE INTERESTS. Subject to and in accordance with the governing instruments of the Adviser and the Trust’s Declaration of Trust, (i) trustees and officers of the Trust and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers or shareholders, or otherwise, as applicable; (ii) directors, officers, agents and shareholders of the Adviser, as applicable, are or may be interested in the Fund as trustees, officers, shareholders or otherwise; and (iii) the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise, and the effect of any such interrelationships shall be governed by the organizational documents of the Adviser or the Trust’s Declaration of Trust and the provisions of the 1940 Act.

12.       DURATION AND TERMINATION. This Agreement shall become effective upon shareholder approval and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act. This Agreement may be terminated at any time without payment of any penalty (i) by vote of the Board or by vote of the holders of a majority of the outstanding voting securities of the Fund on sixty (60) days’ prior written notice to the Adviser, and (ii) by the Adviser upon 60 days’ prior written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

13.       AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to the Fund shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law.

14.       ASSIGNMENT. This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

15.       SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.       SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

18.       COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

19.       NOTICES. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Trust:

Centre Funds

c/o Centre Asset Management, LLC 48 Wall Street

New York, New York 10005

(212) 918-4707

To the Adviser:

Centre Asset Management, LLC 48 Wall Street

New York, New York 10005

(212) 918-4707

20.       GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF, the parties hereby have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

CENTRE FUNDS (on behalf of the Fund)		CENTRE ASSET MANAGEMENT, LLC

By:	/s/ James A. Abate	By:	/s/ James A. Abate
Name:	James A. Abate	Name:	James A. Abate
Title:	President	Title:	Managing Director

Schedule A

Assets under Management	Fee Rate	Board Approval Date	Effective date
Average Daily Net Assets of $0 -$1 Billion	0.75%	11/11/2022	3/21/2023
Average Daily Net Assets of Over $1 Billion	0.70%	11/11/2022	3/21/2023

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